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     Exhibit 10.36
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                       Carnegie International Corporation

                                                             NASD OTC  BB:  CGYC
                                                            11350 McCormick Road
                                                 Executive Plaza III, Suite 1001
                                                     Hunt Valley, Maryland 21031
                                                410-785-7400 : Fax: 410-785-7415
                                               E-mail:  Carnegie@Carnegieint.com
                                                        ------------------------
                                                   Website:  www.carnegieint.com
                                                             -------------------



                               September 15, 2000

Edison & Co., Inc.
P.O. Box 351
Cockeysville, Maryland  21030

Gentlemen:

     This letter is an agreement (the "Agreement") whereby Edison & Co., Inc., a Delaware corporation ("Consultant"), is appointed as consultant and placement agent for Carnegie International Corporation, a Colorado corporation ("Company") in connection with the placement of financing by debt or equity, the negotiation of strategic alliance agreements or other transactions, which serve to provide capital and other considerations in furtherance of Company's business.

     In connection with the transactions above, Consultant and Company agree to the following terms and conditions:

     1. Appointment as Consultant. Company hereby appoints Consultant as a non-exclusive placement agent with respect to Company's goal of raising up to Eight Million Dollars ($8,000,000) to fund the operations of Company. Consultant will perform its duties, set forth below, as an independent contractor and not as an employee of Company.

     2.  Duties of Consultant.  Consultant will:

               (a) identify prospective lenders, investors and/or strategic partners and facilitate communications between Company and such entities;

               (b) coordinate meetings between such entities and Company;

               (c) advise Company in connection with any negotiations with lenders, investors, purchasers, and/or strategic partners;

               (d) take such incidental or related actions on behalf of Company as may be appropriate; and

               (e) only represent Company's interests in its activities described herein during the term of this agreement and will not represent any lender, investor, strategic partner, or service provider in a direct conflict or interest. If a potential or actual conflict of interest arises, Consultant is obligated to notify Company immediately.

     Consultant is not authorized to: (i) act on behalf of Company in accepting any terms or conditions associated with a transaction arising hereunder, or (ii) accept on behalf of Company any offer from a prospective lender, investor, strategic partner or purchaser.

     3. Non-Exclusive Engagement. Consultant recognizes that compensation pursuant to Paragraph 6 below, will be forthcoming only for transactions resulting from Consultant's efforts as set forth in Paragraph 2 above, and that this agreement is a non-exclusive arrangement.


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     4.  Expenses.  Consultant will be responsible for all expenses it incurs in pursuit of its duties to be performed under this Agreement with the exception of those expenses authorized and pre-approved by Company.

     5.  Fee Schedule.

         (a) Consultant's total compensation from Company for all of its efforts and services hereunder shall be a fee based on the amount paid in connection with a financing or business transaction. The fee shall be paid only if, as and when the transaction is finally consummated. The fee shall be determined as a percentage of the Consideration for the transaction received by Company as of the Closing. Consultant shall receive a fee from Company at the Closing equal to six percent (6%) of the aggregate Consideration for each transaction, which fee shall be payable by the issuance of Company common stock, no par value (the "Common Stock") in payment thereof at the Current Trading Price.

         (b) "Consideration" means the amount of equity or debt or the value paid or to be paid by a buyer for the interest purchased, and includes notes and other debt instruments such as debentures whether convertible or non-convertible, cash and cash equivalents, and the agreed upon value of property, whether real or personal, tangible or intangible. "Consideration" also includes assumed liabilities, stock rights, warrants, options, puts, calls, discounts, tax loss benefits whether actual or potential, loans and other repayable payments, non-complete payments, earnouts or similar future conditional agreements, certificates of contingent interest whether transferable or not, or salaries paid or other benefits including stock or stock options made available to principals. Consideration shall be valued at the time of its actual transfer.

         (c) "Closing" shall be defined at the time when the equity placement, debt financing or other transaction is closed or when title to an interest is transferred by or to Company. All related transactions shall be deemed a single Closing for calculation of Consultant's fee.

         (d) "Current Trading Price" means the current or closing market price per share of Common Stock at any date which shall be deemed to be the average of the daily closing prices for 10 consecutive trading days commencing two trading days before the date of such computation. The closing price for each day shall be the last sale price for such day, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange (the "NYSE") or if the Common Stock is not listed on the NYSE, then on the principal United States national securities exchange on which the Common Stock is listed or quoted. If the Common Stock is not listed or quoted on any United States national securities exchange, then the current or closing market price per share of Common Stock shall be determined by the Board of Directors of the Company in good faith.

     All fees due to the Consultant are to be paid at Closing, unless agreed otherwise.

     6. Fee Transactions. If, within twelve (12) months after the expiration or termination of this agreement, Company or any of its affiliates obtains financing from or consummates a transaction as referenced above with any of the parties whom Consultant has identified and introduced to Company, the fees provided for in Paragraph 6 hereof shall be due and payable to Consultant.

     7. Accuracy of Information. Company is responsible for all information and representations concerning its operations and financial condition which may be provided to potential investors, purchasers, and/or strategic partners. Company understands that Consultant is not obligated to undertake any independent verification of or assume any responsibility for the accuracy, fairness or completeness of such information. Company shall provide to Consultant all information and other materials reasonably requested by Consultant in connection with the contemplated transaction in order to assure compliance with applicable federal and state securities laws or otherwise reasonably requested by Consultant in order to carry out its responsibilities as set forth herein.

     8. Confidentiality; Best Efforts. Both Company and Consultant recognize an obligation to keep confidential all information and other work products provided by each to the other and both parties agree to execute the Confidentiality Agreement attached hereto. Both parties shall proceed in good faith to obtain the successful consummation of the transaction described above.


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9.   Indemnity. The Company agrees to indemnify and hold harmless Consultant and its affiliates, the respective directors, officers, partners, agents and employees of Consultant (collectively, "Indemnified Persons"), from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) and any related expenses and fees (including attorneys fees) occasioned or arising from any willful misconduct, bad faith or gross negligence on the part of the Company, (collectively "Losses") which are (a) related to or arising out of (i) the Company's actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or
(ii) actions or failures to act by an Indemnified Person with the Company's consent or in reliance on the Company's actions or failures to act, or (b) otherwise related to or arising out of the Agreement, except that this clause
(b) shall not apply to any Losses that are finally judicially determined to have resulted primarily from Consultant's willful misconduct, bad faith or gross negligence. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Agreement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however,
                                                          --------  -------
that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Agreement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Agreement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Agreement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Agreement.

Additionally, Consultant agrees to indemnify and hold harmless the Company, its subsidiaries and the respective directors, officers, partners, agents and employees of the Company and its subsidiaries from and against any losses, claims, damages or liabilities (including reasonable attorneys fees), including any and all actions, suits or proceedings in respect thereof, relating to or arising from any actions or failures to act of Consultant which are alleged or found to be the willful misconduct, bad faith or gross negligence of Consultant in duties performed under the Agreement.

     10. Effective Date; Termination. This Agreement will be in effect for a period of six (6) months from the date of acceptance of this letter and will automatically be renewed for successive terms of six (6) months unless terminated in writing by either party.

     11. Noncircumvention. Each of Consultant and Company convenants and agree that it shall not approach, solicit, discuss or negotiate with any other party or parties regarding any confidential information or the negotiations between the Company and the Consultant and each of Consultant and Company agrees that it shall not enter into any arrangement, undertaking or act for profit, commission, income, finder's fee or other benefit with results from disclosures made by a party to the other party pursuant to this Agreement in circumvention of this Agreement or the parties hereto. Each of Consultant and Company do further agree that it shall not enter into a transaction with a third party which is introduced by one party to the other pursuant to this Agreement except in strict conformity with the terms and conditions of this Agreement.

     12. Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

     13. Notices. All notices under this letter agreement shall be in writing and shall be mailed, delivered or sent by facsimile transmission to the parties at the addresses specified herein and any such notices shall be effective upon delivery thereof.

     14. Binding Effect. This Agreement shall inure to the benefit of the binding upon each of the parties hereto and their respectives, successors and assigns.

     15. Broker's Fees. Each of the parties to this letter agreement represents that it has not dealt with any broker or finder, or any person who may claim entitlement to a broker's or finder's fee, commission, or similar compensation in connection with any of the financing transactions contemplated by this letter agreement and each party shall indemnify the other from any such fees, commissions or similar compensation.

     16.  Miscellaneous.


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          (a)  This Agreement contains and represents the entire Agreement of the parties and shall not be amended, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto to their respective successors or assigns.

          (b) All rights and obligations created by this Agreement are intended to be enforceable in accordance with its terms and to the extent permitted by law. In the event, however, that any provision of this Agreement is held unlawful or unenforceable by a court of law, such invalidity shall not affect any other provisions and all other such provisions shall remain in full force and effect.

     (c) Neither party may assign its rights or delegate its duties hereunder without the prior written consent of the other.

     17. Counterparts; Facsimile Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile signature shall bind the parties hereto and be enforceable with the same effect as an original signature hereon.

     Please execute this Agreement as indicated below and return a copy by facsimile and an original by overnight courier service at your earliest convenience.

                                   Sincerely,

                                   Carnegie International Corporation


                                   By:  /S/Lowell Farkas
                                        -----------------
                                          Lowell Farkas,
                                          President and Chief Executive Officer

     The foregoing letter agreement is hereby accepted and agreed to as of this 15th day September, 2000.

Edison & Co., Inc.


By:  /S/Michael J. Edison
    ---------------------
       President and Chief Executive Officer


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